                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
               (Exact name of registrant as specified in charter)

                DISTRICT OF COLUMBIA                                       52-089-1669
           (State or other jurisdiction of                    (I.R.S. Employer Identification No.)
           incorporation or organization)

                              2201 COOPERATIVE WAY
                          HERNDON, VIRGINIA 20171-3025
                                 (703) 709-6700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         JOHN JAY LIST, GENERAL COUNSEL
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
                              2201 COOPERATIVE WAY
                          HERNDON, VIRGINIA 20171-3025
                                 (703) 709-6700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                                COPIES TO:
                  MARK L. WEISSLER                                       THOMAS R. BROME
         MILBANK, TWEED, HADLEY & MCCLOY LLP                         CRAVATH, SWAINE & MOORE
               1 CHASE MANHATTAN PLAZA                                  825 EIGHTH AVENUE
              NEW YORK, NEW YORK 10005                              NEW YORK, NEW YORK 10019

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              PROPOSED               PROPOSED
            TITLE OF EACH                                     MAXIMUM                 MAXIMUM            AMOUNT OF
         CLASS OF SECURITIES            AMOUNT TO BE       OFFERING PRICE            AGGREGATE          REGISTRATION
           TO BE REGISTERED             REGISTERED(1)       PER UNIT(2)          OFFERING PRICE(2)          FEE
--------------------------------------------------------------------------------------------------------------------
Debt Securities.......................  $3,000,000,000          100%             $3,000,000,000           $834,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Expressed as the principal amount of Securities, or in the case of Original Issue Discount Securities, the offering price thereof.

(2) Estimated solely for purposes of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 429 OF THE COMMISSION UNDER THE SECURITIES ACT OF 1933, THE WITHIN PROSPECTUS RELATES TO DEBT SECURITIES REGISTERED HEREBY AND TO DEBT SECURITIES PREVIOUSLY REGISTERED BY REGISTRATION STATEMENT NO. 333-78931.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE DEBT SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE DEBT SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE DEBT SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                                   PROSPECTUS



                   SUBJECT TO COMPLETION, SEPTEMBER 24, 1999


                     [COOPERATIVE FINANCE CORPORATION LOGO]


                            National Rural Utilities
                        Cooperative Finance Corporation



                                 $3,181,694,000


                                Debt Securities

                            ------------------------


We plan to issue from time to time up to $3,181,694,000 of debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplements carefully.


                            ------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these debt securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                            ------------------------


This prospectus may not be used to consummate the sale of debt securities unless accompanied by a prospectus supplement.


                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS          , 1999

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation ("CFC") files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document CFC files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CFC's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

          (a) Annual Report on Form 10-K for the year ended May 31, 1999;

          (b) Current Report on Form 8-K dated June 10, 1999.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

         Steven L. Lilly
        Senior Vice President and Chief Financial Officer
        National Rural Utilities Cooperative Finance Corporation
        Woodland Park, 2201 Cooperative Way
        Herndon, VA 20171-3025
        (703) 709-6700

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER OF THESE DEBT SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                      CFC

     CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. CFC's principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members, and in addition has provided loans or guarantees through National Cooperative Services Corporation in connection with certain lease transactions of its members. Also, through Rural Telephone Finance Cooperative, a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. In addition, through Guaranty Funding Cooperative, a controlled affiliate of CFC established in 1991, CFC provides financing for members to refinance their debt to the Federal Financing Bank of the United States Treasury. CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, VA 20171-3025 and its telephone number is (703) 709-6700.

     CFC's 1,057 members as of May 31, 1999 included 908 rural utility system members, virtually all of which are consumer-owned cooperatives, 76 service organization members and 73 associate members. The rural utility system members included 838 distribution systems and 70 generation and transmission systems operating in 48 states and U.S. territories.

     CFC's long-term loans to rural utility system members generally have 35-year maturities. Loans are made directly to members or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage or substantially all the rural utility system member's property (including revenues). Loans made to members that also have RUS loans are generally secured ratably with RUS's loans by a common mortgage on substantially all the rural utility system member's property (including revenues). Interest rates on these loans are either fixed or variable. Fixed rates are offered weekly based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. These loans are made on either a secured or an unsecured basis. Rates on these loans may be adjusted semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through Rural Telephone Finance Cooperative. These loans are long-term fixed or variable rate loans with maturities not exceeding 15 years and short-term loans.

     At May 31, 1999, CFC had a total of $13,703.4 million of loans outstanding and $1,684.5 million of guarantees outstanding.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally required to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage (often joint with RUS) on the system's property or, in the case of a lease transaction, on the leased property. Holders of $947.3 million of the guaranteed pollution control debt (at May 31, 1999) had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At May 31, 1999, the allowance was $212.2 million. At May 31, 1999, CFC's ten largest borrowers had outstanding loans totaling $2,241.5 million, which represented approximately 16.4% of CFC's total loans outstanding. As of May 31, 1999, outstanding guarantees for these same ten largest borrowers totaled $702.7 million, which represented 41.7% of CFC's total guarantees outstanding, including guarantees of the maximum amounts of lease obligations at such date. On that date, no member had loans and guarantees outstanding in excess of 10% of the aggregate amount of CFC's outstanding loans and guarantees; however, one of the ten largest borrowers, Deseret Generation & Transmission Co-operative ("Deseret"), was operating under a restructuring agreement. At May 31, 1999, loans outstanding to Deseret accounted for 4.2% of total loans outstanding. Guarantees outstanding for Deseret accounted for 4.0% of total guarantees outstanding.

     CFC's fixed charge coverage ratio was as follows for the periods indicated:

                         YEAR ENDED MAY 31,
---------------------------------------------------------------------
        1999               1998        1997        1996        1995
        ----               ----        ----        ----        ----
        1.12               1.12        1.12        1.12        1.13

     Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the debt securities to the general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                         DESCRIPTION OF DEBT SECURITIES

     The following description summarizes the general terms and provisions that may apply to the debt securities. Each prospectus supplement will state the particular terms of the debt securities and the extent, if any, to which the general provisions may apply to the debt securities included in the supplement.

     The debt securities will be issued under an Indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 between CFC and Harris Trust and Savings Bank, as successor Trustee (as so supplemented, the "Indenture"). The Indenture does not limit the aggregate principal amount of securities which may be issued thereunder.

     The following summary of certain provisions of the Indenture is not complete. You should refer to the applicable provisions of the following documents for more detailed information:

     - the Indenture, which is incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement No. 33-34927, filed with the SEC on October 12, 1990, and

     - the First Supplemental Indenture, which is incorporated by reference to
       Exhibit 4.2 to Registration Statement No. 33-58445, filed with the SEC on April 5, 1995.

Some of the capitalized terms used in the following discussion are defined in the Indenture, and their definitions are incorporated by reference into this prospectus. Section references below are to the sections in the Indenture.

GENERAL

     The debt securities will be issued in fully registered form without coupons unless the applicable prospectus supplement provides for an issuance to be in a form registered as to principal only with or without coupons or in bearer form with or without coupons or any combination thereof. Debt securities may also be issued in temporary or definitive global bearer form. Unless specified otherwise in the prospectus supplement all debt securities will be denominated in U.S. dollars, registered debt securities will be issued in denominations of $1,000 or multiples of $1,000 and bearer securities will be issued in denominations of $5,000 or multiples of $5,000.

     The debt securities will be direct, unsecured obligations of CFC.

     If any of the debt securities are offered for any foreign currency or currency unit or if principal of, any premium or any interest on any of the debt securities is payable in any foreign currency or currency unit, the applicable prospectus supplement will describe the restrictions, elections, tax consequences, specific terms and other information relative to those debt securities.

     CFC may issue securities in one or more series with the same or various maturities at or above par or with an original issue discount. Original issue discount securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) below their stated principal amount. See "United States Taxation--U.S. Holders--Original Issue Discount" for a discussion of certain Federal income tax considerations with respect to any original issue discount securities.

     The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those securities. These terms may include:

     - the title and the limit on the aggregate principal amount of debt securities;

     - the percentage of their principal amount at which the debt securities will be sold;

     - the date or dates on which the debt securities will mature;

     - the annual rate or rates (which may be fixed or variable) or the method of determining any rate or rates at which the debt securities will bear interest;

     - the date or dates from which such interest shall accrue and the date or dates at which interest will be payable;

     - the place where payments may be made on the debt securities;

     - any redemption or sinking fund terms;

     - the principal amount of original issue discount debt securities payable upon acceleration;

     - the means of satisfaction and discharge of the Indenture with respect to the debt securities;

     - any changes to the events of default or covenants described in this prospectus;

     - the currency, currencies or currency unit or units for which the debt securities may be purchased and the currency, currencies or currency unit or units in which the payment of principal of (and premium) and interest on such securities will be made;

     - either CFC or the holders of debt securities may elect payment in a currency, currencies or currency unit or units other than that in which the debt securities are stated to be payable, then the period or periods within which, and the terms upon which, the election may be made and, if the amount of those payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the debt securities are stated to be payable, then the manner in which such amounts shall be determined;

     - whether the debt securities will be issued as registered securities, in a form registered as to principal only with or without coupons, or as bearer securities including temporary and definitive global form, or any combination thereof and applicable exchange provisions;

     - whether CFC will pay additional amounts to any holder of debt securities who is not a United States person (as defined under "United States Taxation") in respect of any tax, assessment or governmental charge required to be withheld or deducted and whether CFC will have the option to redeem the applicable debt securities rather than pay additional amounts;

     - whether the covenants described below under "Restriction on Indebtedness" will apply to the debt securities; and

     - any other terms of the debt securities not inconsistent with the Indenture. (Section 301)

EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, registered debt securities of any series that are not global debt securities will be exchangeable for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if debt securities of any series are issuable as both registered debt securities and bearer debt securities, the holder may choose, upon written request and subject to the terms of the Indenture, to exchange bearer debt securities and the appropriate related coupons of that series into registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer debt securities with attached coupons surrendered in exchange for registered debt securities between a regular record date or a special record date and the relevant date for payment of interest must be surrendered without the coupon relating to the interest payment date. Interest will not be payable in respect of the registered debt security issued in exchange for that bearer debt security. The interest will be payable only to the holder of that coupon when due in accordance with the terms of the Indenture. Bearer debt securities will not be issued in exchange for registered debt securities. No service charge will be made for any registration of transfer or exchange of the debt securities, but CFC may require payment of a sum sufficient to cover any applicable tax. (Section 305)

     You may present debt securities for exchange as provided above. In addition, you may present registered debt securities for registration of transfer together with the duly executed form of transfer at the office of the security registrar or at the office of any transfer agent designated by CFC for that purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. CFC has appointed Harris Trust Company of New York as security registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by CFC with respect to any series of debt securities, CFC may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. However, if debt securities of a series are issuable solely as registered securities, CFC will be required to maintain a transfer agent in each place of payment for such series and, if securities of a series are issuable as bearer securities, CFC will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series. CFC may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     In the event of any redemption in part, CFC will not be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

        - if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption;

        - if debt securities of the series are issuable only as bearer debt securities, the day of the first publication of the relevant notice of redemption; or

        - if debt securities of the series are also issuable as registered debt securities and bearer securities and there is no publication of the relevant notice of redemption, the day of mailing of the relevant notice of redemption;

        - register the transfer of or exchange any registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

        - exchange any bearer debt security called for redemption, except to exchange such bearer debt security for a registered debt security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise specified in an applicable prospectus supplement, payment of principal of, any premium and any interest on registered debt securities will be made at the office of the paying agent or paying agents that CFC may designate at various times. However, CFC may also make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. (Section 301) Unless otherwise specified in an applicable prospectus supplement, CFC will make payment of any installment of interest on registered debt securities to the person in whose name that registered debt security is registered at the close of business on the regular record date for such interest. (Section 307)

     Unless otherwise specified in an applicable prospectus supplement, the office of Harris Trust Company of New York in the Borough of Manhattan, The City of New York will be designated as sole paying agent for payments with respect to securities that are issuable solely as registered debt securities and as CFC's paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by CFC for the securities will be named in an applicable prospectus supplement. CFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, unless otherwise specified in an applicable prospectus supplement, if debt securities of a series are issuable solely as registered debt securities, CFC will be required to maintain a paying agent in each place of payment for such series. If debt securities of a series are issuable as bearer debt securities, CFC will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered debt securities of the series and for payments with respect to bearer debt securities of the series in certain circumstances and (ii) a paying agent in a place of payment located outside the United States where bearer debt securities of such series and any coupons may be presented and surrendered for payment. (Section 1002)

     All moneys paid by CFC to a paying agent for the payment of principal, premium, or interest on any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to CFC. After that time, the holder of the debt security or coupon will, as an unsecured general creditor, look only to CFC for payment out of those repaid amounts. (Section 1003)

RESTRICTION ON INDEBTEDNESS

     CFC may not incur any superior indebtedness or make any optional prepayment on any capital term certificate if, as a result, the principal amount of superior indebtedness outstanding, less the principal amount of government or government insured obligations held by CFC, on any future date would exceed 20 times the sum of the members' equity in CFC at the time of determination plus the principal amount of capital term certificates outstanding at the time of determination or at the given future date. The principal amounts of superior indebtedness and capital term certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 1007) "Superior indebtedness" means all indebtedness of CFC (including all guarantees by CFC of indebtedness of others) except capital term certificates. A "capital term certificate" is defined as a note of CFC substantially in the form of the capital term certificates of CFC outstanding on the date of the Indenture and any other indebtedness having substantially similar provisions as to subordination. As of May 31, 1999, CFC had $13,544.0 million outstanding of superior indebtedness. Within the restrictions of the Indenture, CFC was permitted to have outstanding an additional $25,151.4 million of superior indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     CFC may not consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any person unless:

     - the successor is a corporation organized under the laws of any domestic jurisdiction;

     - the successor corporation assumes CFC's obligations under the Indenture and the debt securities issued under the Indenture;

     - immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

     - certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     Any actions that CFC or the Trustee may take toward adding to CFC's covenants, adding additional events of default, establishing the form or terms of debt securities of any series, changing or eliminating any restriction on the manner or place of payment of principal of or interest on bearer debt securities will not require the approval of any holder of debt securities. In addition, CFC or the Trustee may cure ambiguities or inconsistencies in the Indenture or make other provisions as long as no holders' interests are materially and adversely affected. (Section 901)

     Under the Indenture, CFC's rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of all affected series. None of the following modifications, however, is effective against any holders without the consent of the holders of all the affected outstanding debt securities:

     - changing the maturity, installment or interest rate of any of the debt securities;

     - reducing the principal amount, any premium or the interest rate of any of the debt securities;

     - reducing the amount of the principal of original issue discount debt securities payable on any acceleration of maturity;

     - changing the currency, currencies or currency unit or units in which any principal, premium or interest of any of the debt securities is payable;

     - changing any of CFC's obligations to maintain an office or agency in the places and for the purposes required by the Indenture;

     - impairing any right to take legal action for an overdue payment;

     - reducing the percentage required for modifications to or waivers of compliance with the Indenture; or

     - with certain exceptions, modifying the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 902)

WAIVER OF CERTAIN COVENANTS

     Under the Indenture CFC will not be required to comply with certain restrictive covenants (including that described above under "Restriction on Indebtedness") if the holders of at least a majority in principal amount of all series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 1009)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     An event of default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the Indenture to be:

     - failure to pay interest on any debt security for 30 days after the security becomes due;

     - failure to pay the principal of or any premium on any of the debt securities when due;

     - failure to deposit any sinking fund payment when the payment becomes due;

     - failure to perform or breach of the covenant described above under "Restrictions on Indebtedness" that continues for 60 days after the default becomes known to an officer of CFC;

     - failure to perform or breach of any other covenants or warranties in the Indenture that continues for 60 days after notice from the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series;

     - certain events of bankruptcy, insolvency or reorganization of CFC; and

     - such other events as may be specified for each series. (Section 501)

     The Indenture provides that if an event of default has happened and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities are original issue discount debt securities, such portion of the principal amount as may be specified by the terms of such debt securities) of all of the outstanding debt securities of that series to be immediately due and payable. (Section 502)

     The Indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series. The Trustee may act in any way that is consistent with these directions and may decline to act if any such direction is contrary to law or to the Indenture or would involve the Trustee in personal liability. (Section 507)

     The Indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default with respect to such series and its consequences, except a default:

     - in the payment of the principal of or any premium or any interest on any of the debt securities of the series or;

     - in respect of a covenant or provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected. (Section 508)

     The Indenture contains provisions entitling the Trustee, subject to the duty during an event of default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power at the request of those holders. (Sections 601 and 603)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of that series notice of all uncured and unwaived defaults known to it. However, except in the case of a default in the payment of the principal of or any premium or any interest on, or any sinking fund or purchase fund installment with respect to, any of the debt securities of that series, the Trustee will be protected in withholding this notice if it in good faith determines that the withholding of such notice is in the interest of those holders. The above notice shall not be given until at least 60 days after the occurrence of an event of default regarding the performance or breach of any covenant or warranty other than for the payment of the principal of or premium or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series. (Section 602)

     The Indenture requires CFC to file annually with the Trustee a certificate, executed by two officers of CFC, indicating whether CFC is in default under the Indenture. (Section 1008)

MEETINGS

     The Indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer debt securities. (Section 1201) A meeting may be called at any time by the Trustee, and also, upon request, by CFC or the holders of at least 10% in principal amount of the outstanding securities of such series, upon notice given in accordance with "Notices" below. (Section 1202) Persons entitled to vote a majority in principal amount of the outstanding securities of a series shall constitute a quorum at a meeting of holders of debt securities of the series. However, that in the absence of a quorum, a meeting, called by CFC or the Trustee shall be adjourned for a period of at least 10 days, and in the absence of a quorum at the adjourned meeting, the meeting shall be further adjourned for a period of at least 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding securities of that series shall constitute a quorum. Except for any consent which must be given by the holder of each outstanding security affected thereby, as described above under "Modification of the Indenture", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of (i) the holders of a majority in principal amount of the outstanding debt securities of that series and (ii) 66 2/3% in aggregate principal amount of outstanding debt securities of such series represented and voting at the meeting. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of (i) the holders of such specified percentage in principal amount of the outstanding debt securities of that series and (ii) a majority in principal amount of outstanding debt securities of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indenture expressly provides may be given by the holders of a specified percentage of outstanding debt securities of all series affected (acting as one class), only the principal amount of outstanding debt securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as described above and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected favoring such action. (Section 1204)

NOTICES

     Except as otherwise provided in the Indenture, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in the bearer debt securities and will be mailed to the persons whose names and addresses were previously filed with the Trustee, within the time prescribed for the giving of such notice. Notices to holders of registered debt securities will be given by mail to the address of those holders as they appear in the security register. (Section 106)

TITLE

     Title to any bearer debt security (including any bearer debt security in temporary or definitive global bearer form) and any coupons will pass by delivery. CFC, the Trustee and any agent of CFC or the Trustee may treat the bearer of any bearer debt security and the bearer of any coupon and the registered owner of any registered debt security as the absolute owner thereof (whether or not such debt security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

     CFC will replace any mutilated debt security and any debt security with a mutilated coupon at the expense of the holder upon surrender of such mutilated debt security or debt security with a mutilated coupon to the Trustee. CFC will replace debt securities or coupons that become destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of evidence of the destruction, loss or theft thereof satisfactory to CFC and the Trustee. In the case of any coupon which becomes destroyed, stolen or lost, that coupon will be replaced upon surrender to the Trustee of the debt security with all related coupons not destroyed, stolen or lost by issuance of a new debt security in exchange for the debt security to which such coupon relates. In the case of a destroyed, lost or stolen debt security or coupon an indemnity satisfactory to the Trustee and CFC may be required at the expense of the holder of such debt security or coupon before a replacement debt security will be issued. (Section
306)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At CFC's request, the Indenture will cease to be in effect as to CFC (except for certain obligations to register the transfer or exchange of debt securities and hold moneys for payment in trust) with respect to the debt securities when:

     - all the debt securities have been cancelled by the Trustee, or;

     - in the case of debt securities and coupons not delivered to the Trustee for cancellation; the debt securities or coupons have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and, in each case, CFC has deposited with the Trustee, in trust, money, and, in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign government debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency units or units in which the offered debt securities are payable all the principal of, and interest on, the offered debt securities on the dates such payments are due in accordance with the terms of the offered debt securities, or;

     - the debt securities or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 401)

     Unless the prospectus supplement relating to the offered debt securities provides otherwise, CFC at its option:

     - will be discharged from any and all obligations in respect of the offered debt securities (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or;

     - need not comply with certain restrictive covenants of the Indenture (including those described above under "Restriction on Indebtedness"), in each case after CFC deposits with the Trustee, in trust, money, and, in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign government debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the offered debt securities are payable all the principal of, and interest on, the offered debt securities on the dates such payments are due in accordance with the terms of the offered debt securities.

     Among the conditions to CFC's exercising any such option, CFC is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the offered debt securities to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance has not occurred. (Section 403)

     At CFC's request, the Trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited, for the purposes described in the preceding two paragraphs, with the Trustee by CFC and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the Trustee, in exchange for, simultaneously, other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC's request, U.S. government obligations, foreign government securities or money deposited with the Trustee for the purposes described in the preceding two paragraphs, if, in the opinion of a nationally-recognized firm of independent public accountants, immediately after such exchange the obligations, securities or money then held by the Trustee will be in the amount then required to be deposited with the Trustee for such purposes. (Section 403)

GOVERNING LAW

     The Indenture, the debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

THE TRUSTEE

     Harris Trust and Savings Bank, Chicago, Illinois is the Trustee under the Indenture.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer debt securities. CFC will set forth these limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer debt security, in any prospectus supplement providing for the issuance of bearer debt securities.

                             UNITED STATES TAXATION

     The following is a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of registered debt securities. The summary reflects present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, and it does not describe all of the tax considerations that may be relevant to a prospective purchaser. The summary addresses only original purchasers of the debt securities that hold the debt securities as capital assets. It does not address U.S. federal income tax issues relevant to purchasers subject to special rules, such as banks, securities dealers, life insurance companies, controlled foreign corporations, persons holding securities in connection with a hedge or as a position in a "straddle" or persons having a functional currency other than the U.S. dollar. The summary does not consider the tax consequences of securities with terms other than those described in this prospectus. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISERS ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES UNDER THE LAWS OF THE UNITED STATES AND OTHER JURISDICTIONS WHERE PURCHASERS ARE SUBJECT TO TAXATION.

     For the purposes of this discussion, "U.S. holder" means (i) a beneficial owner of the debt securities that is a citizen or resident of the United States, a corporation organized in or under the laws of the United States or any political subdivision thereof, a trust subject to the control of a United States person and the primary supervision of a United States Court, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or (ii) any other beneficial owner as to which income from the debt securities is effectively connected with the conduct of a trade or business within the United States. The term "Non-U.S. holder" refers to any beneficial owner of the debt securities other than a U.S. holder.

U.S. HOLDERS

     Payments of Interest

     Interest on a debt security generally will be taxable to a U.S. holder as ordinary interest income at the time of receipt or accrual in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. Special rules for the interest on securities with original issue discount are described below.

     Original Issue Discount

     The following is a summary of the U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of debt securities issued with original issue discount ("OID"). The following summary is based on sections 1271 through 1273 and section 1275 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and on certain final regulations of the U.S. Department of Treasury (the "OID Regulations") interpreting these provisions.

     General. A U.S. holder of a debt security issued at a discount with a maturity of more than one year after the date of issue must include OID in income over the term of the debt security. The U.S. holder generally must include in gross income for the taxable year the sum of the daily portions of OID that accrue on the debt security for each day during the year on which such holder held the debt security. Accordingly, a U.S. holder will be required to include amounts attributable to OID in income before receiving cash attributable to that income.

     A debt security has OID for U.S. federal income tax purposes to the extent that the debt security's stated redemption price at maturity exceeds its issue price. The issue price of a debt security is the initial offering price at which a substantial amount of the debt securities is sold to the public (excluding bond houses, brokers or similar persons). The stated redemption price of a debt security is the total of all payments due on the debt security other than payments of "qualified stated interest." A debt security is not treated as issued with OID, however, if the difference between the stated redemption price at maturity and the issue price of the debt security is less than 1/4 of 1 percent of the debt security's stated redemption price at maturity multiplied by the number of complete years to maturity ("de minimis original issue discount"). If a debt security bears interest for any accrual period at a rate below the rate for the remaining term of the debt security (e.g., a debt security with a "teaser rate") the debt security's stated redemption price at maturity, for purposes of determining whether the debt security has de minimis original issue discount, is treated as equal to the debt security's issue price plus the greater of the amount of foregone interest on such debt security or any "true" discount on such debt security (i.e., the excess of the debt security's stated principal amount over its issue price).

     Qualified stated interest is interest that is payable unconditionally in cash or in property (other than debt of the issuer) at least annually at either
(a) a single fixed rate that appropriately takes into account the length of the interval between payments or (b) certain variable rates.

     To determine the daily portions of original issue discount, original issue discount accruing during an accrual period is divided by the number of days in the period. Except as described below under "variable rate debt securities," the amount of original issue discount accruing during an accrual period is determined by using a constant yield to maturity method. The accrued amount for any period is the excess of (i) the product of the debt security's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of a debt security at the beginning of any accrual period generally equals the issue price of the debt security increased by the aggregate amount of original issue discount that accrued on that debt security in all prior accrual periods and reduced by the amount of payments in prior accrual periods other than payments of qualified stated interest.

     A U.S. holder of a debt security issued at a discount that purchases the debt security for more than the security's adjusted issue price but less than or equal to the debt security's stated redemption price at maturity may reduce the daily portions of original issue discount includible in gross income by daily portions of the acquisition premium paid for the debt security.

     Variable Rate Debt Securities. Special rules apply to the U.S. holder of a debt security that bears interest at certain types of variable rates (a "variable rate debt security"). For these purposes, a variable rate debt security is one that bears interest at the current values of (i) one or more "qualified floating rates," (ii) a single fixed rate followed by one or more qualified floating rates, (iii) a single "objective rate" or (iv) a single fixed rate and an objective rate that is a qualified inverse floating rate. A qualified floating rate is any floating rate the variations in which reasonably can be expected to measure contemporaneous variations in the cost of newly-borrowed funds (e.g., LIBOR). Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (i) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35 or (ii) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID regulations, two or more qualified floating rates with values within 25 basis points of each other (as determined on the variable rate debt security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum or minimum numerical limitation (i.e., a cap or floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID regulations unless such cap or floor is fixed throughout the term of the debt security. An objective rate is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information outside of the issuer's control. A rate will not be considered an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the debt security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt security's term. A qualified inverse floating rate is a fixed rate minus a qualified floating rate whose variations can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds. A fixed rate for an initial period of one year or less followed by a qualified floating rate or an objective rate together constitute a single qualified floating objective rate if the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate.

     In general, to compute the accrual of OID on a variable rate debt security, the OID regulations convert the variable rate debt security into a fixed rate debt instrument and then apply the general rules discussed above to the deemed fixed rate debt instrument. If a variable rate debt security provides for stated interest at either a single qualified floating rate or objective rate that is unconditionally payable at least annually, (a) all stated interest with respect to the variable rate debt security is treated as qualified stated interest and
(b) the amount of OID, if any, is determined under the rules applicable to fixed rate debt instruments discussed above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date of the variable rate debt security, of the qualified floating rate or the qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate debt security.

     If the variable rate debt security does not provide for stated interest as described in the preceding paragraph, to determine the amounts of interest and OID accruals, an "equivalent fixed rate debt instrument" must be constructed. The equivalent fixed rate debt instrument has terms that are identical to those provided under the variable rate debt security, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the qualified floating rates or objective rate provided under the variable rate debt security. The fixed rate substitute (a) for each qualified floating rate is the value of each such rate as of the issue date of the variable rate debt security (with appropriate adjustment for any differences in intervals between interest adjustment dates), (b) for a qualified inverse floating rate is the value of the qualified inverse floating rate as of the issue date of the variable rate debt security and (c) for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the variable rate debt security. The amounts of qualified stated interest and OID, if any, are determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments as described above and are taken into account as if the holder of the debt security held the equivalent fixed rate debt instrument. Qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest of the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period. Otherwise, this increase or decrease is an adjustment to OID for the accrual period. If the variable rate security provides for interest at a qualified floating rate or qualified inverse floating rate and also provides for stated interest at a single fixed rate (other than a single fixed rate for an initial period of one year or less that is intended to approximate the value of the qualified floating or objective rate), in constructing the equivalent fixed rate debt instrument, such a variable rate debt security is treated as if it provided for a qualified floating rate (or qualified inverse floating rate, as the case may be) instead of the fixed rate, which qualified floating (or inverse floating) rate is such that the variable rate debt security would have a fair market value as of its issue date that is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or the qualified inverse floating rate rather than the fixed rate. The foregoing rules do not apply, and a debt security is treated as a contingent payment debt security, if its issue price exceeds the total of noncontingent principal payments by more than the lesser of (i) the product of .015, the total noncontingent principal payments and the number of complete years to maturity (or a lesser amount if principal is payable in installments) and (ii) 15 percent of the total noncontingent principal payments.

     Optional Redemption. For purposes of determining the yield and maturity of a debt security, CFC will be presumed to exercise any right to redeem a debt security before its stated maturity or to extend the maturity of a debt security if exercise would reduce the yield on the debt security. Likewise, the holder will be presumed to exercise any right to require the redemption of a debt security or to extend the maturity of the debt security if exercise would increase the yield on the debt security. If the debt security is not actually redeemed on the date when the option was presumed to have been exercised, the debt security will be treated only for purposes of determining yield as having been reissued at a price equal to that debt security's adjusted issue price on that date.

     Short-Term Debt Securities. U.S. holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize original issue discount on debt securities maturing within one year of original issuance until they receive payments on the debt securities. Taxpayers on the accrual method, regulated investment companies, common trust funds, and certain others, however, must accrue original issue discount on such short-term securities on a straight-line basis unless they elect to accrue the discount on a constant yield basis with daily compounding. The original issue discount on a short-term debt security is the amount by which the total principal and interest payments on the security exceed its issue price. U.S. holders may elect to include discount on such short-term debt securities into income based on acquisition discount rather than original issue discount. Acquisition discount is the excess of a debt security's stated redemption price at maturity over the U.S. holder's basis in the debt security.

     Gain recognized on the sale or exchange of a short-term debt security by a U.S. holder that has not accrued discount on the debt security will be ordinary income to the extent attributable to accrued interest and original issue discount. Such a holder also must defer deductions for net interest expense on any borrowing attributable to the short-term debt security to the extent that the expense does not exceed accrued but unrecognized interest and original issue discount (or acquisition discount) on the debt security.

     Anti-Abuse Rule

     The Internal Revenue Service can apply or depart from the rules contained in the OID regulations as necessary or appropriate to achieve a reasonable result where a principal purpose in structuring a debt security or applying the otherwise applicable rules is to achieve a result that is unreasonable in light of the purposes of the applicable statutes (which generally are intended to achieve the clear reflection of income for both sellers and purchasers of the debt securities).

     Market Discount

     A U.S. holder that purchases a debt security at a market discount generally will be required to treat payments other than qualified stated interest payments as ordinary income to the extent of the accrued market discount and to treat gain on the sale of the debt security as ordinary income to the extent of the accrued market discount not previously included in income. See "Sale or Exchange of Debt securities" below. Market discount is the amount by which the stated redemption price at maturity (or, in the case of a debt security with OID, the revised issue price) exceeds the purchaser's basis in the security immediately after acquisition. A debt security is not treated as purchased at a market discount, however, if the discount is less than 1/4 of 1 percent of the stated redemption price at maturity (or the revised issue price) multiplied by the number of complete years remaining to maturity ("de minimis market discount"). (The revised issue price of a debt security is its initial issue price increased by the amount of OID includible in the gross income of previous holders.) Market discount on a debt security will accrue, at the election of the holder, either ratably or at a constant yield to maturity. The U.S. holder may elect to take market discount into income as it accrues. Such election applies to all debt instruments acquired in the tax year the election is made and thereafter, and may not be revoked without the consent of the Internal Revenue Service. Under certain circumstances, the U.S. holder may be required to defer deductions for interest expense attributable to debt incurred or continued to purchase a security with market discount.

     Premium

     A U.S. holder that purchases a debt security for more than its stated redemption price at maturity may elect to amortize the bond premium. If a U.S. holder makes such an election, the amount of interest on the debt security otherwise to be included in the U.S. holder's income will be reduced each year by the amount of amortizable bond premium allocable to such year on a constant yield to maturity basis (except to the extent regulations may provide otherwise). Amortized bond premium will reduce the U.S. holder's basis in the security. If the debt security may be optionally redeemed after the U.S. holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some premium until later in the term of the debt security. An election to amortize bond premium will apply to certain other debt instruments that the U.S. holder acquired at a premium, and the election may have different tax consequences depending on when the debt instruments were issued or acquired.

     Interest Election

     A U.S. holder may elect, in the taxable year in which the U.S. holder acquires a debt security, to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. holder makes this election for a debt security with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing U.S. holder will be required to amortize bond premium or include market discount in income currently for all of its other debt instruments with market discount or amortizable bond premium acquired during such tax year and in any subsequent tax year. The election, once made, may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult with their own tax advisers before making this election.

     Sale or Exchange of Debt Securities

     Except to the extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount, a U.S. holder generally will recognize capital gain or loss upon a sale, exchange or complete retirement of a debt security equal to the difference between the amount realized and the U.S. holder's adjusted basis in the debt security. The gain or loss generally will be long term if the debt security has been held for more than one year. The adjusted basis of a security generally will equal its initial cost increased by any original issue discount, market discount or acquisition discount with respect to the debt security previously included in the U.S. holder's gross income and reduced by the payments previously received on the debt security, other than payments of qualified stated interest, and by any amortized premium.

     The tax consequences of the partial prepayment of a debt security will depend upon the price at which the U.S. holder purchased the debt security. A U.S. holder that purchased a debt security at a de minimis market discount or that purchased a debt security for more than its revised issue price, but less than its principal amount, will recognize capital gain equal to the difference between the principal prepayment and the U.S. holder's adjusted basis in the prepaid portion of the debt security. If a U.S. holder purchased a debt security at a market discount, (i) the principal prepayment will be included in ordinary income to the extent of the accrued market discount (and it is possible that amounts allocable to unaccrued market discount will be recognized as capital gain) and (ii) any principal prepayment exceeding the revised issue price allocable to the prepaid portion of the debt security will be capital gain. If a U.S. holder purchased a debt security for more than its stated principal amount and has not elected to amortize bond premium, the U.S. holder will recognize a capital loss equal to any amount by which the U.S. holder's adjusted basis in the prepaid portion of the debt security exceeds the amount of the principal prepayment. If the U.S. holder has elected to amortize bond premium, all or part of such excess might be deductible as amortizable bond premium rather than as capital loss. Any capital gain or loss will be long term if the debt security has been held for more than one year. It is possible that capital gain realized by holders of one or more classes of debt securities could be considered gain realized upon the disposition of property that was part of a "conversion transaction." A "conversion transaction" is any transaction in which substantially all of the expected return is attributable to the time value of the U.S. holder's net investment, if (i) the U.S. holder entered the contract to sell the debt security substantially contemporaneously with acquiring the debt security, (ii) the debt security is part of a straddle, (iii) the debt security is marketed or sold as producing capital gains, or (iv) the transaction is specified in certain Treasury regulations. If the sale or other disposition of the security is part of a conversion transaction, all or any portion of the gain realized upon the sale or other disposition of the debt securities would be treated as ordinary income instead of capital gain.

Foreign Currency Debt Securities

     The tax treatment of debt securities the interest or principal on which may be determined by reference to one or more foreign currencies will depend on the application of special rules to the particular terms of the debt securities. The tax considerations relevant to such debt securities will be described in an applicable prospectus supplement, and each prospective purchaser should consult its tax adviser about such matters.

Contingent Payment Debt Securities

     The OID regulations contain special rules for determining the timing and amount of OID to be accrued in respect of debt securities providing for one or more contingent payments ("Contingent Payment Debt Securities"). For this purpose, a debt security is not a Contingent Payment Debt Security if it (i) is a variable rate debt security, (ii) provides for alternate payment schedules upon the occurrence of contingencies if certain other requirements are met or
(iii) is a foreign currency debt security. Under the OID regulations, U.S. holders generally would be required to take contingent interest payments on Contingent Payment Debt Securities into income on a yield to maturity basis in accordance with a schedule of projected payments provided by CFC to U.S. holders and would make annual adjustments to income to account for the difference between actual payments received and projected payment amounts accrued. Additional disclosure will be provided for in a prospectus supplement in connection with any offering of contingent payment securities.

Prospective purchasers should consult their own tax advisers regarding the OID regulations in connection with ownership of a debt security that provides for contingent payments.

NON-U.S. HOLDERS

     Interest received on a debt security by a non-U.S. holder is exempt from U.S. federal income tax unless the holder is for U.S. federal income tax purposes a controlled foreign corporation related to the issuer through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, "contingent interest" paid to a non-U.S. holder will be subject to a 30% tax (unless an applicable tax treaty eliminates or reduces the rate of the tax and the non-U.S. holder complies with the requirements for obtaining that reduction or elimination of the tax). For this purpose, contingent interest is an amount of interest determined by reference to (i) receipts, sales, or other cash flows of CFC or a related person, (ii) income or profits of CFC or a related person, (iii) any change in the value of any property of CFC or a related person, or (iv) any dividend, partnership distribution, or similar payment made by CFC or a related person.

     To qualify for the interest withholding exemption, a non-U.S. holder must provide a statement signed under penalties of perjury certifying that the holder is not a U.S. person for U.S. tax purposes and providing the holder's name and address. This statement may be made on IRS Form W-8BEN or a substantially similar form and the beneficial owner must inform the withholding agent of any change of the information on the statement within 30 days of the change. In addition, the Treasury Department has recently issued regulations regarding the withholding and information reporting rules. In general, the new regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. However, the regulations would require in the case of debt securities held by a foreign partnership that the certification requirement described above be provided by the partners rather than by the foreign partnership unless the partnership meets certain requirements and is authorized as a "withholding foreign partnership" by the IRS. A look-through rule would apply in the case of tiered partnerships. The regulations also generally require a non-U.S. holder to provide a taxpayer identification number in order to claim a reduced rate of withholding pursuant to a treaty. The regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules.

     Gain from the sale or other disposition of a debt security by a non-U.S. holder is not subject to U.S. federal income tax unless the non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

     Debt securities held by a non-U.S. holder will not be subject to the U.S. federal estate tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the issuer's stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A 31% backup withholding of federal income tax and certain information reporting requirements may apply to certain payments made on the debt securities and to the proceeds from the disposition of a debt security if the holder is not a corporation, a financial institution or otherwise entitled to an exemption. U.S. holders that provide a correct taxpayer identification number and non-U.S. holders that provide the statement described above to establish an exemption from withholding tax generally are exempt from backup withholding. Amounts withheld under the backup withholding rules can be claimed as a refund or taken as a credit against the holder's U.S. federal income tax liability on a properly filed annual income tax return.

                              PLAN OF DISTRIBUTION

     CFC may sell the debt securities being offered hereby (i) directly to purchasers, (ii) through agents or (iii) through underwriters or dealers which may include Lehman Brothers Inc., Banc of America Securities LLC, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

     CFC may sell debt securities directly or through agents designated by CFC from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

     If underwriters are utilized in the sale, CFC will enter into an underwriting agreement with those underwriters and the names of the underwriters and the terms of the transaction will be set forth in the supplement, which will be used by the underwriters to make resales of the debt securities or warrants in respect of which this prospectus is delivered to the public.

     If a dealer is utilized in the sale of any of the debt securities, CFC will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

     The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from CFC or any profit on the resale of offered debt securities or warrants by them may be deemed to be underwriting discounts and commissions under the securities Act of 1933. Any such person who may be deemed to be an underwriter and any such compensation received from CFC will be described in the prospectus supplement.

     Under agreements entered into with CFC, agents and underwriters who participate in the distribution of offered debt securities may be entitled to indemnification by CFC against certain civil liabilities, including liabilities under the securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make.

     If indicated in the prospectus supplement, CFC will authorize agents and underwriters to solicit offers by certain institutions to purchase offered debt securities from CFC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless CFC otherwise agrees the aggregate principal amount of offered securities sold pursuant to contracts will be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to CFC's approval. Contracts will not be subject to any conditions except that the purchase by an institution of the offered debt securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be granted to agents and underwriters soliciting purchases of offered debt securities pursuant to contract accepted by CFC. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

     The place and time of delivery for the offered debt securities in respect of which this prospectus is delivered are set forth in the supplement.

     Each underwriter, dealer and agent participating in the distribution of any offered debt securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, offered debt securities in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the offered debt securities. See "Limitations on Issuance of Bearer Debt Securities".

     The offered debt securities may not be offered or sold directly or indirectly in Great Britain other than to persons whose ordinary business it is to buy or sell shares or debentures (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of
1985), and this prospectus and any prospectus supplement or any other offering material relating to the offered securities may not be distributed in or from Great Britain other than to persons whose business involves the acquisition and disposal, or the holding, of securities whether as principal or as agent.

     All offered debt securities will be a new issue of debt securities with no established trading market. Any underwriters to whom offered debt securities are sold by CFC for public offering and sale may make a market in such offered debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered debt securities.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

     In connection with the offering made hereby, the agents may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities, and short positions created by the agents involve the sale by the agents of a greater aggregate principal amount of debt securities than they are required to purchase from CFC. The agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the agents if such debt securities are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, and for the agents or underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

                                    EXPERTS

     The audited financial statements included in CFC's Annual Report on Form 10-K for the year ended May 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting commissions, are, subject to further contingencies, estimated to be as follows:

Registration Statement Filing Fee...........................  $  834,000
Printing....................................................      50,000
Legal Fees and Expenses.....................................     100,000
Blue Sky Fees and Expenses..................................      15,000
Accounting Fees.............................................      13,000
Fees of Trustee.............................................      80,000
Fees of Rating Agencies.....................................     100,000
Miscellaneous...............................................      10,000
                                                              ----------
          Total.............................................  $1,202,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity "to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter." Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

          "To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise."

     The Board of Directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of the above Section. The Bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.

ITEM 16. LIST OF EXHIBITS

        1.1    --   Securities Underwriting Agreement Basic Provisions has been filed as exhibit 1.1 to Post-Effective Amendment No. 1 to
                    Registration No. 33-2194 filed December 18, 1987 and is
                    incorporated herein by reference. An Underwriting Agreement with respect to each particular offering of securities
                    registered hereunder will be filed as an exhibit to a
                    current report on Form 8-K and incorporated herein by
                    reference.
        1.2    --   Agency Agreement dated June 8, 1999 between CFC and the
                    agents named therein, relating to distribution of CFC's
                    Medium-Term Notes, Series C, within the United States.
                    Incorporated by reference to Exhibit 1.1 to the current
                    report on Form 8-K filed by CFC on June 10, 1999.
        1.3    --   A form of Placement Agency Agreement between CFC and the
                    agents named therein relating to the distribution, if any, of CFC's Medium-Term Notes outside the United States will be filed as an exhibit to a current report on Form 8-K and
                    incorporated herein by reference prior to the use of such
                    agreement.
        4.1    --   Indenture between CFC and Chemical Bank, as Trustee.
                    Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-3 filed on October 12,
                    1990 (Registration No. 33-34927).
        4.2    --   First Supplemental Indenture between CFC and Chemical Bank, as Trustee. Incorporated by reference to Exhibit 4.2 to
                    Registration Statement on Form S-3 filed on April 5, 1995
                    (Registration No. 33-58445).
        4.3    --   Instrument of Resignation, Appointment and Acceptance among
                    CFC, Chemical Bank, Harris Trust and Savings Bank and Harris
                    Trust Company of New York dated as of October 1, 1993.
                    Incorporated by reference to Exhibit 4.3 to Registration
                    Statement on Form S-3 filed on October 1, 1993 (Registration
                    No. 33-50463).
        4.4    --   A form of Fixed Rate Medium-Term Note (for offerings within the United States) has been filed as Exhibit 4.4 to
                    Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference.
        4.5    --   A form of Floating Rate Medium-Term Note (for offerings
                    within the United States) has been filed as Exhibit 4.5 to
                    Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference.
        4.6    --   A form of Fixed or Floating Rate Registered Medium-Term Note
                    (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.7    --   A form of Fixed or Floating Rate Bearer Medium-Term Note
                    (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.8    --   A form of Temporary Global Bearer Fixed or Floating Rate
                    Medium-Term Note (for offerings outside the United States)
                    will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.9    --   A form of Definitive Global Bearer Fixed or Floating Rate
                    Medium-Term Note (for offerings outside the United States)
                    will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        5      --   Opinion and consent of Milbank, Tweed, Hadley & McCloy LLP.
        8      --   Opinion of Milbank, Tweed, Hadley & McCloy LLP. Included as
                    part of Exhibit 5.
       12      --   Schedule of computation of ratio of margins to fixed
                    charges.
       23.1    --   Consent of Arthur Andersen LLP.
       23.2    --   Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as
                    part of Exhibit 5.
       24      --   Power of Attorney (included on signature pages).
       25      --   Form T-1 Statement of Eligibility under the Trust Indenture
                    Act of 1939 of Harris Trust and Savings Bank, as Trustee has
                    been filed as Exhibit 25 to Registration Statement No.
                    33-58445 filed on April 5, 1995 and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the debt securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the debt securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the debt securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     THE REGISTRANT AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES EACH OF SHELDON C. PETERSEN, STEVEN L. LILLY AND JOHN JAY LIST (THE "AGENTS") TO FILE ONE OR MORE AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT WHICH AMENDMENTS MAY MAKE SUCH CHANGES IN THE REGISTRATION STATEMENT AS SUCH AGENT DEEMS APPROPRIATE AND THE REGISTRANT AND EACH SUCH PERSON HEREBY APPOINTS EACH SUCH AGENT AS ATTORNEY-IN-FACT TO EXECUTE IN THE NAME AND ON BEHALF OF THE REGISTRANT AND EACH SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, ANY SUCH AMENDMENTS TO THE REGISTRATION STATEMENT.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH OF VIRGINIA, ON THE 24TH DAY OF SEPTEMBER, 1999.

                                          NATIONAL RURAL UTILITIES
                                            COOPERATIVE FINANCE CORPORATION

                                          By:    /s/ SHELDON C. PETERSEN
                                            ------------------------------------
                                                    SHELDON C. PETERSEN
                                            Governor and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----
            /s/ SHELDON C. PETERSEN                       Governor and Chief
------------------------------------------------          Executive Officer
              SHELDON C. PETERSEN

              /s/ STEVEN L. LILLY                     Senior Vice President and
------------------------------------------------       Chief Financial Officer
                STEVEN L. LILLY                     (Principal Financial Officer)

             /s/ STEVEN L. SLEPIAN                      Controller (Principal
------------------------------------------------         Accounting Officer)
               STEVEN L. SLEPIAN                                                         September 24, 1999

                 /s/ BENSON HAM                         President and Director
------------------------------------------------
                   BENSON HAM

              /s/ R.B. SLOAN, JR.                         Vice President and
------------------------------------------------               Director
                R.B. SLOAN, JR.

               /s/ WADE R. HENSEL                  Secretary-Treasurer and Director
------------------------------------------------
                 WADE R. HENSEL

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----

              /s/ JAMES M. ANDREW                              Director
------------------------------------------------
                JAMES M. ANDREW

              /s/ ROBERT A. CAUDLE                             Director
------------------------------------------------
                ROBERT A. CAUDLE

                                                               Director
------------------------------------------------
                 GLENN ENGLISH

              /s/ ALDEN J. FLAKOLL                             Director
------------------------------------------------
                ALDEN J. FLAKOLL

             /s/ JAMES A. HUDELSON                             Director
------------------------------------------------
               JAMES A. HUDELSON

              /s/ KENNETH KRUEGER                              Director
------------------------------------------------
                KENNETH KRUEGER

             /s/ STEPHEN R. LOUDER                             Director
------------------------------------------------
               STEPHEN R. LOUDER

                /s/ EUGENE MEIER                               Director
------------------------------------------------
                  EUGENE MEIER

              /s/ R. LAYNE MORRILL                             Director
------------------------------------------------
                R. LAYNE MORRILL

              /s/ ROBERT J. OCCHI                              Director                September 24, 1999
------------------------------------------------
                ROBERT J. OCCHI

             /s/ CLIFTON M. PIGOTT                             Director
------------------------------------------------
               CLIFTON M. PIGOTT

               /s/ TIMOTHY REEVES                              Director
------------------------------------------------
                 TIMOTHY REEVES

             /s/ BRIAN D. SCHLAGEL                             Director
------------------------------------------------
               BRIAN D. SCHLAGEL

            /s/ THOMAS W. STEVENSON                            Director
------------------------------------------------
              THOMAS W. STEVENSON

                                                               Director
------------------------------------------------
              CLIFFORD G. STEWART

               /s/ ROBERT STROUP                               Director
------------------------------------------------
                 ROBERT STROUP

               /s/ ROBERT C. WADE                              Director
------------------------------------------------
                 ROBERT C. WADE

             /s/ ROBERT O. WILLIAMS                            Director
------------------------------------------------
               ROBERT O. WILLIAMS

              /s/ ELDWIN A. WIXSON                             Director
------------------------------------------------
                ELDWIN A. WIXSON

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                   EXHIBITS                                PAGE
-------                                  --------                            ------------
 1.1      --   Securities Underwriting Agreement Basic Provisions has been filed as exhibit 1.1 to Post-Effective Amendment No. 1 to
               Registration No. 33-2194 filed December 18, 1987 and is
               incorporated herein by reference. An Underwriting Agreement with respect to each particular offering of Securities
               registered hereunder will be filed as an exhibit to a
               current report on Form 8-K and incorporated herein by
               reference. .................................................
 1.2      --   Agency Agreement dated June 8, 1999 between CFC and the
               agents named therein, relating to distribution of CFC's
               Medium-Term Notes, Series C, within the United States.
               Incorporated by reference to Exhibit 1.1 to the current
               report on Form 8-K filed by CFC on June 10, 1999. ..........
 1.3      --   A form of Placement Agency Agreement between CFC and the
               agents named therein relating to the distribution, if any, of CFC's Medium-Term Notes outside the United States will be filed as an exhibit to a current report on Form 8-K and
               incorporated herein by reference prior to the use of such
               agreement. .................................................
 4.1      --   Indenture between CFC and Chemical Bank, as Trustee.
               Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-3 filed on October 12,
               1990 (Registration No. 33-34927). ..........................
 4.2      --   First Supplemental Indenture between CFC and Chemical Bank, as Trustee. Incorporated by reference to Exhibit 4.2 to
               Registration Statement on Form S-3 filed on April 5, 1995
               (Registration No. 33-58445). ...............................
 4.3      --   Instrument of Resignation, Appointment and Acceptance among
               CFC, Chemical Bank, Harris Trust and Savings Bank and Harris
               Trust Company of New York dated as of October 1, 1993.
               Incorporated by reference to Exhibit 4.3 to Registration
               Statement on Form S-3 filed on October 1, 1993 (Registration
               No. 33-50463). .............................................
 4.4      --   A form of Fixed Rate Medium-Term Note (for offerings within the United States) has been filed as Exhibit 4.4 to
               Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference. ...................
 4.5      --   A form of Floating Rate Medium-Term Note (for offerings
               within the United States) has been filed as Exhibit 4.5 to
               Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference. ...................
 4.6      --   A form of Fixed or Floating Rate Registered Medium-Term Note
               (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such
               Note. ......................................................
 4.7      --   A form of Fixed or Floating Rate Bearer Medium-Term Note
               (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such
               Note. ......................................................
 4.8      --   A form of Temporary Global Bearer Fixed or Floating Rate
               Medium-Term Note (for offerings outside the United States)
               will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. ..........................................
 4.9      --   A form of Definitive Global Bearer Fixed or Floating Rate
               Medium-Term Note (for offerings outside the United States)
               will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. ..........................................
 5        --   Opinion and consent of Milbank, Tweed, Hadley & McCloy
               LLP. .......................................................
 8        --   Opinion of Milbank, Tweed, Hadley & McCloy LLP. Included as
               part of Exhibit 5. .........................................
12        --   Schedule of computation of ratio of margins to fixed
               charges. ...................................................
23.1      --   Consent of Arthur Andersen LLP. ............................
23.2      --   Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as
               part of Exhibit 5. .........................................
24        --   Power of Attorney (included on signature pages). ...........
25        --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939 of Harris Trust and Savings Bank, as Trustee has
               been filed as Exhibit 25 to Registration Statement No.
               33-58445 filed on April 5, 1995 and is incorporated herein by reference. ..............................................